090501

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate to Accompany Restated Articles or Amended and Restated Articles

(PURSUANT TO NRS)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation

(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)

(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1. Name of Nevada entity as last recorded in this office:

Skinny Nutritional Corp.

2. The articles are: (mark only one box) ☒ **Restated** ☐ **Amended and Restated**

Please entitle your attached articles "Restated" or "Amended and Restated," accordingly.

3. Indicate what changes have been made by checking the appropriate box:*

☒ No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: August 3, 2012
The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☐ The entity name has been amended.

☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)

☐ The purpose of the entity has been amended.

☐ The authorized shares have been amended.

☐ The directors, managers or general partners have been amended.

☐ IRS tax language has been added.

☐ Articles have been added.

☐ Articles have been deleted.

☐ Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

4. Effective date and time of filing: (optional) Date: Time:
(must not be later than 90 days after the certificate is filed)

* This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

RESTATED ARTICLES OF INCORPORATION
OF
SKINNY NUTRITIONAL CORP.

The undersigned, being the President and Chief Executive Officer of Skinny Nutritional Corp., a corporation organized and existing under and by virtue of the laws of the State of Nevada, does hereby certify that:

The Board of Directors of the corporation, by the unanimous consent of its members filed with the minutes of the Board, duly adopted a resolution setting forth the proposed restatement of the Articles of Incorporation of the corporation. The text of the Restated Articles of Incorporation is as follows:

ARTICLE I
Name

The name of this corporation is SKINNY NUTRITIONAL CORP.

ARTICLE II
Duration

The duration of this corporation is perpetual.

ARTICLE III
Purposes

The purpose or purposes for which this corporation is organized are:

(a) To engage in any lawful act or activity for which the corporation may be organized under the general corporation law of Nevada.

(b) To explore, prospect, drill for, produce, market, sell, and deal in and with precious metal products, asphaltum, natural gas, gasoline, naphthene hydro-carbons, oil shales, sulphur, salt, clay, coal, minerals and transportation lines and systems for this corporation and other persons, associations, or corporation.

(c) To do each and everything necessary suitable or proper for the accomplishment of any of the purposes or the attainment of any one or more of the subjects herein enumerated or which at anytime may appear conducive to or expedient for the protection or benefit of this corporation and to do said acts as fully and to the same extent as natural persons might or could do in any part of the world as principles, agents, partners, trustees or otherwise, either alone or in conjunction with any other person, association or corporation.

ARTICLE IV
Stock

Common. The aggregate number of common shares which this Corporation shall have authority to issue is 1,000,000,000 shares of Common Stock having a par value of $.001 per share. All common stock of the Corporation shall be of the same class, common, and shall have the same rights and preferences. Fully-paid common stock of this Corporation shall not be liable to any further call or assessment.

Preferred. The Corporation shall be authorized to issue 1,000,000 shares of Preferred Stock having a par value of $.001 per share and with such rights, preferences and designations determined by the board of directors.

ARTICLE V
Amendment

These Articles of Incorporation may be amended by the affirmative vote of a majority of the shares entitled to vote on each such amendment.

ARTICLE VI
Shareholder Rights

The authorized and treasury stock of this corporation may be issued at such time, upon such terms and conditions and for such consideration as the Board of Directors shall determine. Shareholders shall not have pre-emptive rights to acquire unissued shares of the stock of this corporation and cumulative voting is not authorized.

ARTICLE VII
Capitalization

This corporation will not commence business until at least $1,000.00 has been received by it as consideration for the issuance of shares.

ARTICLE VIII
Common Directors – Transactions Between Corporations

No contract or other transaction between this corporation and one or more of its directors or any other corporation, firm, association or entity in which one or more of its directors are directors or officers or are financially interested, shall be either void or voidable because of such relation or interest, or because such director or directors are present at the meeting of the Board of Directors, or a committee thereof which authorizes, approves or ratifies such contract or transaction, or because his or their votes are counted for such purposes if:

(a) the fact of such relationship or interest is disclosed or known to the Board of Directors or committee which authorizes, approves, or ratifies this contract or transaction by vote or

consent sufficient for the purpose without counting the votes or consents of such interested directors; or

(b) the fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve, or ratify such contract or transaction by vote or written consent; or

(c) the contract or transaction is fair and reasonable to the corporation.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or committee thereof which authorizes, approves or ratifies such contract or transaction.

Dated this 3rd day of August, 2012.

SKINNY NUTRITIONAL CORP.

By: ______________________________
Name: Michael Salaman
Title: President and Chief Executive Officer